Exhibit 21.1

Subsidiaries of GTT Communications, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
GTT Americas, LLC	Delaware
GTT-EMEA, Ltd.	United Kingdom
GTT Communications SRL	Italy
GTT Holdings UK Limited	United Kingdom
GTT Communications B.V.	Netherlands
GTT Communications GmBH	Germany
GTT Communications HK Limited	Hong Kong
GTT Brasil Telecomunicacoes Ltda	Brazil
GTT Communications d.o.o Beograd	Serbia
Hibernia Express (Ireland) Limited	Ireland
Hibernia Atlantic Communications (Canada) Company	Canada
Hibernia International Assets Inc.	Cayman
Hibernia Atlantic Communications Private Limited	India
Interoute Communications Holdings Limited	United Kingdom
Interoute Networks Limited	United Kingdom
Interoute Communications Limited	United Kingdom
Interoute Australia Pty Limited	Australia
Interoute Austria GmbH	Austria
Interoute Belgium NV	Belgium
Interoute Bulgaria JSCo	Bulgaria
Interoute (Shanghai) Information & Technology Co Ltd	China
Interoute Holdings (Cyprus) Limited	Cyprus
Interoute Czech s.r.o.	Czech Republic
Interoute Managed Services Denmark A/S	Denmark
Interoute Finland Oy	Finland
Interoute France SAS	France
Interoute Magyarország Távközlési Kft	Hungary
Interoute Managed Services Norge AS	Norway
Interoute Poland sp z.o.o	Poland
Interoute S.R.L	Romania
Interoute Communications LLC	Russia
Interoute Singapore Pte. Limited	Singapore
Interoute Slovakia s.r.o.	Slovak Republic
Interoute Iberia S.A.U.	Spain
Interoute Managed Services Sweden AB	Sweden
Interoute Managed Services Switzerland Sarl	Switzerland
Interoute İletіsim Hizmetleri Limited Şirketi	Turkey
Interoute Ukraine LLC	Ukraine